Exhibit 10.1
(English Translation Summary)

2011 Contract and 2007 Extension between
Telefónica de Argentina S.A. (“TASA”) and IBM de Argentina S.A. (“IBM”)

Objective:

IBM will provide operation and maintenance services for TASA’s information systems infrastructure, including Mainframe Services and Midrange Services (as defined below) equipment (through 2011), and receive compensation for such activity.

Term:

The 2011 Contract and 2007 Extension will be in effect from January 1st, 2007 through December 31st, 2011 and December 31st, 2007 respectively.

Services:

Mainframe services:
IBM will provide services to the TASA mainframe computer system including, but not limited to, installing, actualizing and administrating all computer operating systems and applications; operating, monitoring and maintaining the mainframe computer command center; and providing technical support for operating systems, computer programs and software (“Mainframe Services”).

Midrange services:
IBM will provide services to the TASA midrange computer system including, but not limited to, installing, actualizing and administrating all computer operating systems and applications; operating, monitoring and maintaining the midrange computer command center; and providing technical support for operating systems, computer programs and software (“Midrange Services”).

Fees:

TASA shall pay IBM a fixed monthly charge which includes the amount of Resource Units specified in Annex C of the Spanish Language contracts (the “Baseline Amount”). In addition, TASA shall pay a variable charge for consumption of peak and non-peak millions of instructions per second or “MIPS”, a general measure of computing performance. Finally, TASA shall pay an additional consumption charge for the use of Resource Units exceeding the Baseline Amount.

The payment terms for the monthly fixed rate (excluding taxes) are established in decreasing monthly installments for approximately US$ 50 million throughout the five year contract term.

Upon termination of this contract, TASA is obligated to buy from IBM, and IBM is obligated to sell to TASA, IBM’s assets designated to provide the related services as of the termination date. The fixed price of this obligatory equipment transfer amounts to approximately US$ 15 million.

General Provisions:

TASA must to cede to IBM all rights and access to its compute software and equipment for purposes of providing the specified contractual services. TASA assumes financial responsibility for all new licenses, maintenance and necessary upgrades of software and equipment. TASA is also required to obtain and distribute all requisite authorizations for the completion of services to be rendered by IBM. IBM may use additional equipment, either its own or provided by TASA, to fulfill the services covered by the agreement. If TASA requests additional equipment it will be held financially responsible therefor.

Both parties are bound by confidentiality policies pursuant to which they may not divulge, publish, communicate or in any other way disseminate confidential information of the other for a period of 5 years following the termination of the agreements. Each party retains all rights to its intellectual property in existence prior to the agreements. Both are obligated to extend to the other all licenses necessary for the use of protected material in fulfilling contractual obligations. Material created by IBM in providing services in connection with the agreements will become property of TASA, provided that IBM may request TASA’s authorization to the exclusive use of such property.

TASA is obligated to indemnify IBM, its employees, executive officers and directors against any proceedings resulting from patent infringement, breach of contract by TASA or for any injury to the recipients of services provided by IBM or to TASA personnel as a consequence of this contract. Such indemnity will cover the damages and penalties of said proceedings as well as any legal expenses. Likewise, IBM is obligated to indemnify TASA under comparable circumstances.

Termination:

TASA can choose to terminate this agreement without cause by providing written notice to IBM six months prior to the intended date of termination. Either party may also terminate the contract for cause should the other party fail to fulfill its contractual obligations. IBM is obligated to assist TASA in the transfer of all contractual services for an eight-month period not to extend beyond six months subsequent to the termination date.